EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of April 23, 1996, between Daniel H. Levy (the "Executive") and Best Products Co., Inc., a Virginia corporation (the "Company"), recites and provides as follows:

     WHEREAS, the Board of Directors of the Company (the "Board") expects that the Executive will make substantial contributions to the growth and prospects of the Company; and

     WHEREAS, the Board desires to obtain for the Company the services of the Executive, and the Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

     1.   Employment.

          (a) Position; Election to the Board of Directors. On the terms and subject to the conditions set forth herein, the Company agrees to employ the Executive as its Chief Executive Officer throughout the Employment Term (as defined below). At the request of the Board, to the extent consistent with the Executive's position as Chief Executive Officer and without additional compensation, the Executive shall serve as the President of the Company and as an officer and/or director of any subsidiaries of the Company. In addition, the Board agrees that during the Employment Term it shall (i) nominate the Executive for election to the Board at each annual meeting of shareholders and use its best efforts to cause the Executive to be duly elected to the Board at each such meeting, and (ii) elect the Executive to the position of Chairman of the Board.

          (b) Duties and Responsibilities. The Executive shall have such duties and responsibilities consistent with his position as the Board determines and shall perform such duties and carry out such responsibilities to the best of his ability for the purpose of advancing the business of the Company and its subsidiaries. Subject to the provisions of Section 1(c) below, during the Employment Term the Executive shall devote his full business time, skill and attention to the business of the Company and its subsidiaries, and, except as specifically approved by the Board, shall not engage in any other business activity or have any other business affiliation.

          (c) Other Activities. Notwithstanding anything else to the contrary set forth herein, as part of the Executive's business efforts and duties on behalf of the Company, he may participate fully in social, charitable and civic activities, and, if specifically approved by the Board, he may serve on the boards of directors of other companies, provided that such activities do not unreasonably interfere with the performance of and do not involve a conflict of interest with his duties or responsibilities hereunder. Each board of directors upon which the Executive serves as of the date hereof is deemed to have been approved by the Board; provided, that each such directorship shall be subject to further review by the Board upon a material change in the business of the subject company.

     2. Employment Term. Subject to the provisions of Section 4 hereof, the "Employment Term" hereunder shall be a constant rolling period of two (2) years, commencing on April 23, 1996, with the result that, for each day after April 23, 1996, the Executive's term of employment shall be extended for an additional day so that at all times the remaining period of the Executive's term of employment shall be two (2) years.

     3. Compensation. During the Employment Term, the Company will pay and/or otherwise provide the Executive with compensation and related benefits as follows:

          (a) Signing Bonus. In consideration of his execution of this Agreement, the Company has paid to the Executive a signing bonus of $650,000 (the "Signing Bonus"). The parties hereto agree that the Signing Bonus has been earned by the Executive and that the Company shall not be entitled to any refund or repayment of the Signing Bonus notwithstanding any termination of the Executive's employment for any reason whatsoever.

          (b) Base Salary. During the Employment Term, the Company agrees to pay the Executive, for services rendered hereunder, a base salary at the annual rate of $650,000 or such higher rate as the Compensation Committee of the Board may designate in its sole and absolute discretion (the "Base Salary"). The Base Salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law. The Base Salary for any partial year shall be prorated based upon the number of days elapsed in such year.

          (c) Bonus. The Executive shall be entitled to an annual bonus (the "Bonus") in respect of each fiscal year of the Company in an amount not to exceed 75% of the Base Salary earned in such fiscal year. The amount of Bonus payable, if any, for any fiscal year shall depend upon the Company's actual earnings before interest, taxes, depreciation and amortization ("EBITDA"), net earnings or other figure established by the Board or its duly authorized designee during such year in relation to the EBITDA, net earnings or other figure targeted in the annual business plan approved by the Board or its duly authorized designee for such year (the "Target Amount"), as follows: (i) 25% of the Executive's Base Salary if the Company's performance equals 90% of the Target Amount;
     (ii) 50% of the Executive's Base Salary if the Company's performance equals the Target Amount; and (iii) 75% of the Executive's Base Salary if the Company's performance equals or exceeds 125% of the Target Amount. If the Company's performance falls between any of the aforesaid levels of Target Amount, the amount of the Bonus shall be prorated. At the beginning of each fiscal year of the Company (or as soon as practicable thereafter), the Executive shall present to the Board for review and approval, in its good faith judgment, an annual business plan for such fiscal year for purposes of designating the Target Amount.

          (d) Benefits. During the Employment Term (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in all of the Company's employee benefit plans applicable to, and to the same extent as, the Company's highest ranking executives, according to the terms of those plans, except that the Executive shall not be eligible for any severance payments (other than as provided herein). In addition, the Executive shall be entitled to: (i) annual vacation of four weeks with salary; and (ii) reimbursement for reasonable business travel and entertainment expenses incurred by the Executive, which shall be evidenced by such documentation as the Company shall reasonably request.

          (e) Executive Retirement Plan. As soon as practicable after execution of this Agreement, the Company's Executive Retirement Plan (the "ERP") shall be amended or otherwise modified to: (i) cause the two year waiting period set forth in Section 2.1(b) of the ERP to be inapplicable to the Executive's participation thereunder, with the result that the Executive shall immediately be deemed a participant therein; (ii) provide that the Executive's normal retirement benefit shall be determined by reference to 12 years of vesting service; and
     (iii) provide that the Executive will be credited with 8 years of additional vesting service for purposes of calculating his benefits under the ERP upon the earliest to occur of (x) April 23, 1999, (y) the date of the Executive's death or disability (as defined in the ERP) and
     (z) a change of control (as defined in the ERP) of the Company. The Company shall promptly provide the Executive with a true, correct and complete copy of such amendment, duly certified by the Secretary of the Company as being duly adopted, in full force and effect and not further amended.

          (f) Miscellaneous. In addition to the foregoing compensation, the Company agrees that during the Employment Term it shall: (i) provide an automobile, selected by the Executive in his reasonable discretion, that is owned or leased by the Company for the Executive's use, and pay all costs and expenses regarding such automobile (including, without limitation, gas, oil, parking, tolls, insurance, maintenance and repairs); (ii) pay the Executive's initiation and annual membership fees for one club of the Executive's choice within the Richmond, Virginia, metropolitan area; and (iii) reimburse the Executive for the actual annual expenses he incurs in connection with financial planning services not to exceed $10,000 per year.

     4.   Termination of Employment.

          (a) By the Company For Cause. The Company may terminate the Executive's employment under this Agreement at any time for Cause (as defined below) by delivery of written notice of termination to the Executive (which notice shall specify in reasonable detail the basis upon which such termination is made) at least ten days prior to the termination date set forth in such notice. No such termination shall become effective until the Executive, after receipt of such notice, shall have been offered the opportunity to attend a meeting of the Board of Directors of the Company at which a quorum is present (with the Executive's counsel present and participating, if desired by the Executive) regarding such termination notice and the allegations set forth therein and, based upon such meeting, the Board of Directors shall have elected to proceed with such termination. In the event the Executive's employment is terminated for Cause, all provisions of this Agreement (other than Paragraphs 6 through 13, and 15 through 17 hereof) and the Employment Term shall be terminated; provided, however, that such termination shall not divest the Executive of any previously vested benefit or right. In addition, the Executive shall be entitled only to payment of his earned and unpaid salary to the date of termination, earned and unpaid bonus for the prior fiscal year, additional salary payments in lieu of the Executive's accrued and unused vacation, unreimbursed business and entertainment expenses in accordance with the Company's policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with the Company's employee benefit plans (hereinafter referred to as the "Standard Termination Payments").

          (b) Upon Death or Disability. If the Executive dies, all provisions of this Agreement (other than rights or benefits arising as a result of such death) and the Employment Term shall be automatically terminated; provided, however, that the Standard Termination Payments and pro rata Bonus for the fiscal year during which such death occurs shall be paid to the Executive's surviving spouse or, if none, his estate, and the death benefits under the Company's employee benefit plans shall be paid to the Executive's beneficiary or beneficiaries as properly designated in writing by the Executive. If the Executive is unable to perform his responsibilities under this Agreement by reason of physical or mental disability or incapacity and such disability or incapacity shall have continued for six consecutive months or any period aggregating six months within any 12 consecutive months, the Company may terminate this Agreement and the Employment Term at any time thereafter. In such event, the Executive shall be entitled to receive his normal compensation hereunder during said six (6) month period, and shall thereafter be entitled to receive the Standard Termination Payments, pro rata Bonus for the fiscal year during which such disability occurs and such disability and other employee benefits as may be provided under the terms of the Company's employee benefit plans. Pro rata Bonus, in the event of the Executive's death or disability, shall be an amount equal to the Bonus at Target Amount (regardless of the Company's actual performance) for the fiscal year during which such death or disability occurs, prorated by a fraction, the numerator of which is the number of days of employment elapsed during the fiscal year prior to termination of employment and the denominator of which is 365.

          (c)  By the Company Without Cause.

               (i) The Company may terminate the Executive's employment under this Agreement without Cause, and other than by reason of his death or disability, by sending written notice of termination to the Executive, which notice shall specify a date within 90 days after the date of such notice as the effective date of such termination (the "Termination Date"). From the date of such notice through the Termination Date, the Executive shall continue to perform the normal duties of his employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Thereafter, and within thirty (30) days after the Termination Date, the Company shall pay the Executive, by wire transfer of immediately available funds, an amount equal to the Base Salary that he would have been entitled to receive (A) for a period of 12 months following such termination, in the event that such termination is effective on or before April 23, 1998, or (B) for a period of 24 months following such termination, in the event that such termination is effective after April 23, 1998. Except as set forth in Section 9(a) hereof, the Executive shall have no obligation whatsoever to mitigate any damages, costs or expenses suffered or incurred by the Company with respect to the severance obligations set forth in this Section 4(c)(i), and no such severance payments received or receivable by the Executive shall be subject to any reduction, offset, rebate or repayment as a result of any subsequent employment or other business activity by the Executive.

               (ii) The Company shall also be obligated (A) to provide continued coverage under the Company's medical, dental, life insurance and total disability benefit plans or arrangements with respect to the Executive for a period of 24 months following the date of any termination of employment pursuant to this Section 4(c), and (B) to pay to the Executive the Standard Termination Payments and pro rata Bonus for the fiscal year during which such termination of employment occurs. Pro rata Bonus, in the event the Executive's employment is terminated by the Company without Cause, shall be an amount equal to the Bonus at Target Amount (regardless of the Company's actual performance) for the fiscal year during which such termination of employment occurs, pro rated by a fraction, the numerator of which is the number of days of employment elapsed during the fiscal year prior to termination of employment and the denominator of which is 365. The Company's obligation to provide continued benefits coverage in accordance with clause (A) of this Section 4(c)(ii) shall be subject to mitigation to the extent that substantially similar benefits are provided by any successor employer during such continuation period.

               (iii) Until April 23, 1998, the Company, at its sole cost and expense, shall maintain an irrevocable letter of credit or other security mutually satisfactory in form and substance to the Company and the Executive to secure the payment by the Company of the severance obligation set forth in clause (A) of Section 4(c)(i) hereof. After April 23, 1998, if the Executive shall deem it to be warranted by the financial condition of the Company, the Company, at its sole cost and expense, shall maintain an irrevocable letter of credit or other security mutually satisfactory in form and substance to the Company and the Executive to secure the payment by the Company of the severance obligation set forth in clause (B) of
          Section 4(c)(i) hereof. Anything in this Section 4(c) or in any document or instrument delivered pursuant hereto to the contrary notwithstanding, not less than fourteen (14) days prior to the expiration date of any letter of credit or other agreed-upon security issued or posted in favor of the Executive hereunder, the Company shall provide the Executive with written evidence (reasonably satisfactory to the Executive and his counsel) that any such letter of credit or other security has been renewed and extended in continuing satisfaction of the Company's obligation hereunder to provide such letter of credit or other security. If the Executive shall fail to timely receive such written evidence, the Executive, without any notice to the Company or any obligation whatsoever to terminate his employment with the Company, shall have the absolute and unrestricted right to fully draw upon such letter of credit, or take complete ownership of such collateral, as the case may be, and any funds realized therefrom shall be the sole and exclusive property of the Executive as a partial or compete prepayment of the Company's severance obligation pursuant to Sections 4(c)(i) or 4(d) hereof; provided, however, that such funds shall immediately be returned by the Executive to the Company (without interest thereon) in the event the Executive's employment is thereafter terminated under circumstances that do not entitle the Executive to a severance payment pursuant to Sections 4(c)(i) or 4(d) hereof.
          (d)  By the Executive.   The Executive may terminate his
     employment, and any further obligations which Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof, by sending written notice of termination to the Company not less than ninety (90) days prior to the effective date of such termination. During such ninety (90) day period, the Executive shall continue to perform the normal duties of his employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Except as provided below, if the Executive shall elect to terminate his employment hereunder (other than as a result of his death or disability), then the Executive shall remain vested in all vested benefits provided for hereunder or under any benefit plan of the Company in which Executive is a participant and shall be entitled to receive the Standard Termination payments, but the Company shall have no further obligation to make payments or provide benefits to the Executive. Anything in this Agreement to the contrary notwithstanding, the termination of the Executive's employment by the Executive after (i) a Change of Control of the Company (as defined in the Company's 1995 Executive Stock Option Plan) has occurred, or (ii) the institution of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings by or against the Company (which proceedings, if instituted against the Company, have been consented to by the Company or have remained undismissed for a period of 60 days) shall be deemed to be a termination of the Executive's employment without Cause by the Company for purposes of this Agreement, and the Executive shall be entitled to the payments and benefits set forth in Section 4(c) above.

          (e) Definition of Cause. For purposes of this Agreement, "Cause" shall mean: (A) the misappropriation or embezzlement of corporate funds;
     (B) the conviction of a felony involving moral turpitude or which in the reasonable opinion of the Board brings the Executive into disrepute or is likely to cause material harm to the Company's business, customer or supplier relations, financial condition or prospects; (C) a material violation of any statutory or common law duty of loyalty to the Company; and (D) gross and continuing dereliction by the Executive in the performance of his duties hereunder which is not cured or discontinued within thirty (30) days after written notice thereof to the Executive.

     5.   Stock Options

          (a) Grant of Options. Effective April 23, 1996, the Company granted the Executive options to purchase seven hundred and fifty thousand (750,000) shares of common stock of the Company (the "Options"), three hundred thirty thousand (330,000) of which were granted pursuant to the Company's 1994 Management Stock Option Plan (the "1994 Plan") and four hundred twenty thousand (420,000) of which were granted pursuant to the Company's 1995 Management Stock Option Plan (the "1995 Plan").

          (b) Vesting of Options. Each Option granted to the Executive under the 1994 Plan and the 1995 Plan provided that one half (1/2) of the Options granted to the Executive thereunder were deemed fully vested and nonforfeitable upon the grant of such Option and the remaining one-half (1/2) shall become fully vested and nonforfeitable upon the earliest to occur of:
(i) April 23, 1997; (ii) any termination of the Executive's employment by the Company without Cause; or (iii) a Change of Control of the Company (as defined under each such Plan).

          (c) Representations and Warranties of the Company. The Company represents and warrants to the Executive as follows:

          (i) the Options have been duly granted to the Executive by the Company pursuant to the express provisions of the 1994 Plan and the 1995 Plan, respectively, and all necessary corporate action with respect thereto has been duly taken;

          (ii) the 1994 Plan and the 1995 Plan are in full force and effect in accordance with their respective terms, and the options granted to the Executive under each such Plan were available for grant thereunder;

          (iii) the grant of the Options to the Executive does not violate or breach any provision of the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is subject or by which it is bound, and no shareholder approval of such grant or the exercise of any Options thereunder is required; and

          (iv) the Options and all agreements related thereto to be entered into by the Company shall be duly executed and delivered by the Company and shall constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except as the enforceability thereof may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting the rights of creditors and subject to general equity principles, whether considered at law or in equity).

     6. Confidential Information. The Executive understands and acknowledges that during his employment with the Company he will be exposed to Confidential Information (as defined below) which is proprietary and which rightfully belongs to the Company. The Executive agrees that he will not use or cause to be used for his own benefit, either directly or indirectly, or disclose any of such Confidential Information at any time, either during or after his employment with the Company, without the Company's prior written consent. The Executive shall take all reasonable steps to safeguard such Confidential Information that is within his possession or control and to protect such information against disclosure, misuse, loss or theft. The Executive's obligations under this Section with respect to any specific Confidential Information shall cease when that specific Confidential Information becomes publicly known or when it is disclosed by any person, firm, corporation or business entity which is not bound by the terms of a confidentiality agreement with the Company. The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned as a result of the performance of any services by the Executive on behalf of the Company, and which falls within the following general categories:

               (i)  information concerning trade secrets of the Company;

               (ii) information concerning existing or contemplated products, services, technology, designs, processes and research or product developments of the Company;

               (iii) information concerning business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, or supplier information of the Company; and

               (iv) any other confidential information which the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

     7. Return of Documents. All writings, records and other documents and things containing any Confidential Information in the Executive's custody or possession shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of the Executive's employment or at any time as requested by the Company.

     8. Reaffirm Obligations. Upon termination of the Executive's employment with the Company, the Executive shall, if requested by the Company, reaffirm in writing Employee's recognition of the importance of maintaining the confidentiality of the Company's proprietary information and trade secrets and reaffirm all of the obligations set forth in Section 6 of this Agreement.

     9.   Non-Compete; Non-Solicitation.  The Executive agrees that:

          (a) Except as is set forth below, for a period commencing on the date hereof and ending on the date 12 months after the Executive ceases to be employed by the Company (the "Non-Competition Period"), the Executive shall not in the United States of America, directly or indirectly, either for himself or any other person, own, manage, control, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any entity that engages in or owns, invests in, manages or controls any venture or enterprise engaged in the catalog showroom and jewelry retail industry (or any other business of the type that constitutes a substantial portion of the Company's business at the date the Executive ceases to be employed by the Company) (collectively, a "Competitor"); provided, however, that the restrictions set forth above shall immediately terminate and shall be of no further force or effect (i) in the event of a default by the Company in the payment of any compensation or benefits to which the Executive is entitled hereunder, which default is not cured within ten (10) days after written notice thereof, or (ii) at the election of the Executive, if the Executive's employment has been terminated by the Company without Cause and if the Executive (A) gives written notice to the Company during the Non-Competition Period that he desires to accept employment with a Competitor, and (B) agrees that the severance payment specified in Section 4(c)(i) hereof shall be mitigated by the amount of salary and pro rata target bonus payable to the Executive by the Competitor and attributable to employment during the Non-Competition Period (it being understood that the amount of such mitigated severance shall be paid by the Executive to the Company in a lump-sum payment within thirty (30) days after the Executive commences employment with the Competitor). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the equity securities of a corporation engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation.

          (b) During the Non-Competition Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing an employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and an employee of the Company except in the proper exercise of the Executive's authority, or (ii) in any way interfere with the relationship between the Company and any customer, supplier, licensee or other business relation of the Company.

          (c) If, at the time of enforcement of this Section, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

          (d) The covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of the Executive against the Company or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of this covenant.

     10.  Purchase of Former Residence; Reimbursement of Expenses.

     (a) As soon as practical after the execution of this Agreement, the Executive's residence at 3575 Mistletoe Lane, Longboat Key, Florida, shall be appraised by a qualified independent appraiser mutually satisfactory to the Executive and the Company to determine the fair market value thereof in an arm's length, third party sale. As soon as practical after receipt of such appraisal, but in no event later than fourteen (14) days after the Company's receipt of such appraisal, the Company or its designee shall purchase such property from the Executive for cash in an amount equal to such appraised, fair market value, subject to customary representations and warranties as to title and absence of liens or encumbrances.

     (b) The Company shall: (i) pay the Executive an allowance of $3,000.00 per month, for a period anticipated by the parties to be approximately six months (but ending, in any event, no later than December 31, 1996), with respect to the Executive's expenses incurred in maintaining a temporary residence in the Richmond, Virginia, metropolitan area pending the purchase of permanent housing in such area by the Executive; and (ii) reimburse the Executive promptly upon demand for the following out-of-pocket expenses incurred by the Executive in connection with his employment by the Company:
(i) reasonable legal fees and expenses, not to exceed $10,000, incurred in connection with the review and execution of this Agreement; (ii) moving expenses incurred in connection with the Executive's relocation to the Richmond, Virginia, metropolitan area; and (iii) the federal, state and local income taxes, and the hospital insurance tax under Section 3111(b) of the Internal Revenue Code, for which the Executive is liable on account of the payments described in clauses (a) and (b) (i) and (ii) of this Section, together with an amount sufficient to satisfy any additional federal, state or local income taxes or hospital insurance tax for which the Executive is liable on account of the amounts received pursuant to this clause (iii).

     11. Representations. The Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Executive does not conflict with, or result in the breach by the Executive or violation by the Executive of, any other agreement to which the Executive is a party or by which the Executive is bound. The Executive hereby agrees to indemnify the Company, its officers, directors and stockholders and hold them harmless from and against any liability (including, without limitation, reasonable attorneys' fees and expenses) which they may at any time suffer or incur arising out of or relating to any breach of a representation or warranty made by the Executive herein. The Company represents and warrants that this Agreement and the transactions contemplated hereby have been duly authorized by the Company by all necessary corporate and shareholder action, and that the execution, delivery and performance of this Agreement by the Company does not conflict with, or result in the breach or violation by the Company of, its Articles of Incorporation or Bylaws or any other agreement to which the Company is a party or by which it is bound. The Company hereby agrees to indemnify the Executive and hold the Executive harmless from and against any liability (including, without limitation, reasonable attorneys' fees and expenses) which the Executive may at any time suffer or incur arising out of or relating to any breach of a representation or warranty made by the Company herein.

     12. Remedies. The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof. In the event of a breach or violation by the Executive of any of the provisions of Section 9 hereof, the running of the Non-Competition Period shall be tolled during the continuance of any actual breach or violation.
The Executive agrees that these restrictions are reasonable.

     13. Indemnity. The Executive will be indemnified, in his capacity as an officer and director of the Company, to the fullest extent permitted by the Company's Articles of Incorporation and Bylaws.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of the Executive and his legal representatives and assigns, provided that in no event shall the Executive's obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive. The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company or of the Company's business (provided, however, that no such assignment or transfer shall have the effect of relieving the Company of any liability to the Executive hereunder or under any other agreement or document contemplated herein), but only if such assignment or transfer does not result in employment terms, conditions, duties or responsibilities which are or may be materially different than the terms, conditions, duties or responsibilities of the Executive hereunder.

     15. Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

     16. Governing Law; Jurisdiction. This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws principles or rules. To the full extent lawful, each of the Company and the Executive hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement in the courts of the Commonwealth of Virginia located in Richmond, Virginia, and in the federal courts in the Eastern District of Virginia.

     17. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

     18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

     19. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

     20. Entire Agreement. This Agreement (together with all documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                         BEST PRODUCTS CO., INC.



                         By:   /s/ Donald D. Bennett
                              Name:     Donald D. Bennett
                              Title:    Director



                         EXECUTIVE



                             /s/ Daniel H. Levy
                              Daniel H. Levy